HAYNES  INTERNATIONAL,  INC.
1020  W.  PARK  AVENUE
P.  O.  BOX  9013
KOKOMO,  IN    46904-9013



FOR  IMMEDIATE  RELEASE
CONTACT:                    JOSEPH  F.  BARKER
TELEPHONE:                    (317)  456-6004


HAYNES  INTERNATIONAL,  INC.
ANNOUNCES  COMPLETION  OF  STOCK  PURCHASE
AND  STOCK  REDEMPTION  TRANSACTIONS

     Kokomo, Indiana, January 29, 1997 - Haynes International, Inc. announced today that Haynes Holdings, Inc., its parent corporation, has completed a stock purchase transaction with Blackstone Capital Partners II Merchant Banking Fund L.P. and certain of its affiliates ("Blackstone") and a stock redemption transaction with MLGA Fund II, L.P. and MLGAL Partners, L.P., the principal investors in Haynes Holdings, which together with certain other agreements will result in a recapitalization of Haynes Holdings through a repurchase by Haynes Holdings of approximately 79.9% of its outstanding shares of common stock at a price of $10.15 per share in cash and the purchase by Blackstone of a like number of shares at the same price.

     Haynes International, Inc., based in Kokomo, Indiana, develops, manufactures and markets technologically advanced, high performance alloys primarily for use in the aerospace and chemical processing industries.

     The Blackstone Group is a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its current Chairman, and Stephen A. Schwarzman, its current Chief Executive Officer. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.